EXHIBIT 15.1

January 7, 2011

Board of Directors

Texas Industries, Inc.

We are aware of the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 33-53715 on Form S-8, Registration Statement Number 333-11604 on Form S-8 (as amended), Registration Statement Number 333-121860 on Form S-8, Registration Statement Number 333-170217 on Form S-4 (as amended) and in the related Prospectuses of our report dated January 7, 2011 relating to the unaudited consolidated interim financial statements of Texas Industries, Inc. that are included in its Form 10-Q for the quarter ended November 30, 2010.

/s/ Ernst & Young LLP

Fort Worth, Texas